FORM 3                U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

---------------------------------------- ------------------------ ------------------------------------------------------------------

1.Name and Address of Reporting Person*   2. Date of Event         4.Issuer Name and Ticker or Trading Symbol
                                             Requiring Statement
                                             (Month/Day/Year)
Gary Bell                                       01/2001              Ameri-First Financial Group, Inc. "AMFS"

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


  3. IRS or Social Security        5.Relationship of Reporting               6.If Amendment,      7.Individual or
     Number of Reporting             Person to Issuer (Check all applicable)   Date of Original     Joint Group Filing
     Person (Voluntary)                 x    Director                         (Month/Day/Year)     (Check applicable line)
                                      ------
                                             10% Owner                                               X  Form filed by one
                                      ------                                                        ----reporting person
                                        x   Officer (give Other title below)                        ----Form filed by more than
                                      ------                                                            one reporting person
                                     (Specify below)
                                     President and Director

----------------------------------------------- --------------------------- --------------------------------------------- ----------
(Street)

6060 N. Central Expressway
Suite 560 #7
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(City) Dallas   (State)   Table I - Non-Derivative Securities Beneficially Owned
(Zip)
----------------------- ----------------------- --------------------------------- --------------------------------------------------


1. Title of Security    2.Amount of Securities  3. Ownership Form:                4. Nature of Indirect
    (Instr. 4)            Beneficially Owned       Direct (D) or Indirect (I)       Beneficial Ownership
                         (Instr. 4)                (Instr. 5)                      (Instr. 5)
----------------------- ----------------------- --------------------------------- --------------------------------------------------

Common Stock                    80,000                    I                       Owned by Covenant Financial Corporation, of which
                                                                                  Mr. Bell serves as President and Director
----------------------- ----------------------- --------------------------------- --------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v). (Over)


Table II - Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)


------------------------ ------------------------- ------------------------------ ------------------- ---------------- -------------

1.Title of Derivative    2.Date Exercisable and    3.Title and Amount of          4. Conversion or    5.Ownership      6. Nature of
  Security (Instr. 4)      Expiration Date           Securities Underlying           exercise Price     Form of           Indirect
                           (Month/Day/Year)          Derivative Security             of Derivative      Derivative        Beneficial
                                                     (Instr. 4)                      Security           Security:         Ownership
                                                                                                        Direct (D) or     (Instr. 5)
                                                                                                        Indirect (I)
                                                                                                       (Instr. 5)
------------------------ -------------- ---------- ------------------------------ ------------------- ---------------- -------------
                                                                        Amount or
                         Date           Expiration          Title       Number of
                         Exercisable    Date                            Shares
------------------------ -------------- -------------- -------------------------------- ------------------- ---------- -------------

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Explanation of Responses:




                                           /s/ Gary Bell
                                          -------------------------------
                                          **Signature of Reporting Person
Date

Note:File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

**   Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).